Exhibit 99.1

              American Campus Communities, Inc. Reports
                 First Quarter 2005 Financial Results

     AUSTIN, Texas--(BUSINESS WIRE)--May 3, 2005--American Campus Communities, Inc. (NYSE:ACC), today announced the following financial results for the quarter ending March 31, 2005.

    Highlights

    -- Increase in net income to $8.2 million during the quarter, up from $1.5 million in the first quarter of 2004, primarily due to a $5.9 million gain recognized on the sale of our University Village property to California State University, San Bernardino.

    -- Closed on the acquisition of seven student housing properties with a total of 3,118 beds, for a total combined contract purchase price of $120.2 million.

    -- Quarterly FFOM of $0.33 per fully diluted share or $4.2 million, compared to $2.1 million in the prior year first quarter.

    -- Increase in Net Operating Income ("NOI") for same-store owned off-campus properties of 12.4 percent from first quarter 2004. (We define NOI as property revenues less property operating expenses, excluding depreciation).

    -- Increase of 91 percent in third party management services revenues over the prior year first quarter.

    -- Commencement of a $38.4 million renovation of historic Fenn Tower on the Cleveland State University campus, with third-party development and construction management services fees to total $1.5 million.

    -- Selected via a competitive process by Arizona State University and Hope International University to provide design, development and management services on each of their respective campuses.

    First Quarter 2005 Operating Results

     Revenue for the 2005 first quarter totaled $19.5 million, up 27 percent from $15.4 million in the 2004 first quarter. Net income for the quarter totaled $8.2 million, or $0.65 per fully diluted share, compared with $1.5 million in the comparable period of 2004. FFO for the quarter totaled $5.7 million, or $0.45 per fully diluted share. FFOM totaled $4.2 million, or $0.33 per fully diluted share. A reconciliation of FFO and FFOM to net income is shown on Table
3. NOI for same-store owned off-campus properties was $5.1 million in the quarter, up from $4.5 million in the 2004 first quarter. NOI for the total owned off-campus property portfolio increased 62 percent, to $7.4 million from $4.5 million in comparable period of 2004, primarily due to the impact of the seven properties acquired during the quarter and the increase in same-store NOI. "Our operating results continued the strong performance witnessed in the fourth quarter, in particular our same-store owned off-campus property NOI growth of
12.4 percent," said Bill Bayless, ACC President and Chief Executive Officer. "Consistent with our stated goals and objectives for growth, we closed on seven high quality well-located off-campus student-housing projects, all servicing universities with solid future demographics. We are very excited about our success in winning development awards at ASU and Hope International University. Both of these projects have the potential to consist of multiple phases over the next two to five years. These awards further establish our reputation for strong capabilities in this area."

    Portfolio Update and Acquisition Activity

     As previously announced, during the quarter the company completed the disposition of its University Village property to California State University, San Bernardino for the option price of $28.3 million. The company also closed on the acquisition of seven properties during the quarter for a total combined contract purchase price of approximately $120.2 million, not including transaction costs of approximately $1.8 million, estimated initial capital expenditures of approximately $1.3 million and estimated initial integration expenses of approximately $0.2 million necessary to bring the properties up to our operating standards. Included in these acquisitions were: the five student housing properties collectively known as the Proctor Portfolio, which serve students at Florida State University, Florida A&M University and the University of Florida; City Parc at Fry Street, serving students at the University of North Texas; and Exchange at Gainesville (to be renamed), serving students at the University of Florida.
     During the quarter, the company was selected in a national competitive award process to provide design, development and management services for Arizona State University, and was also awarded the design and development of student housing on the Hope International University campus in Fullerton, California. These awards demonstrate American Campus Communities' ability to create full-service solutions encompassing the planning, design, development and management of modern student housing for colleges and university systems nationally.

    2005 Outlook

     Based on the judgment and current expectations of the management team, the company is reaffirming its previously stated guidance and expects that for full-year 2005 net income will range from $0.72 to $0.78 per fully diluted share, FFO will range from $1.42 to $1.50 per fully diluted share, and FFOM will range from $1.32 to $1.42 per fully diluted share. The financial results for the year ended December 31, 2005 may be affected by: national and regional economic trends and events; the timing of acquisitions; the re-leasing of our properties; interest rate risk; the timing and completion of owned development projects; the ability and the timing of the company to be awarded and commence construction of third party development projects; the amount of income recognized by the taxable REIT subsidiary and any corresponding income tax expense. A reconciliation of expected 2005 FFO and FFOM was provided in the company's press release dated March 1, 2005 announcing fourth quarter and full year 2004 financial results as well as in the company's current report on Form 8-K filed with the Securities and Exchange Commission on March 4, 2005.

    Supplemental Information and Earnings Conference Call

     Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampuscommunities.com. In addition, the company will host a conference call to discuss first quarter results and the 2005 outlook on Wednesday, May 4, 2005 at 12:00 p.m. EDT (11:00 a.m. CDT). To participate by telephone, call 800-919-9193 at least five minutes prior to the call.

     To listen to the live broadcast, go to www.americancampuscommunities.com or www.fulldisclosure.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides to accompany prepared remarks during the conference call as well as the supplemental analyst package can be accessed at the website. A replay of the conference call will be available beginning two hours after the end of the call until May 11, 2005 by dialing 888-203-1112, pass code 5475983. The replay also will be available for 30 days at www.americancampuscommunities.com and at www.fulldisclosure.com.

     Non-GAAP Financial Measures

     As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income
(loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
     As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

    About American Campus Communities

     American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. American Campus Communities owns and manages a portfolio of 24 student housing communities containing approximately 15,600 beds. Including its owned properties, the company provides management and leasing services at a total of 43 properties with more than 26,900 beds located on or near college and university campuses. Additional information is available at www.americancampuscommunities.com.

     Forward-Looking Statements

     This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.
     Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties inherent in the national economy, the real estate industry in general, and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes including changes to laws governing REITS; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principals; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                    Table 1
               American Campus Communities, Inc. and Subsidiaries
                          Consolidated Balance Sheets
            (dollars in thousands, except share and per share data)


                                             March 31,   December 31,
                                               2005          2004
                                           ------------- ------------
Assets                                     (unaudited)
Investments in real estate:
  Owned off-campus properties, net             $385,359     $272,450
  On-campus participating properties, net        70,271       68,064
                                           ------------- ------------
Investments in real estate, net                 455,630      340,514

Cash and cash equivalents                         6,425        4,050
Restricted cash and short-term investments        7,382        9,816
Student contracts receivable, net                 3,013        2,164
Other assets                                     14,037       11,084
                                           ------------- ------------

Total assets                                   $486,487     $367,628
                                           ============= ============

Liabilities and stockholders' equity

Liabilities:
  Debt                                         $314,385     $201,014
  Accounts payable and accrued expenses           5,280        5,443
  Other liabilities                              22,793       20,294
                                           ------------- ------------

Total liabilities                               342,458      226,751

Minority interests                                2,649        2,648

Stockholders' equity:
  Common stock, $0.01 par value,
   800,000,000 shares authorized,
   12,615,000 shares issued and
   outstanding                                      126          126
  Additional paid in capital                    135,150      136,259
  Accumulated earnings and dividends              5,717        1,802
  Accumulated other comprehensive income            387           42
                                           ------------- ------------
Total stockholders' equity                      141,380      138,229
                                           ------------- ------------

Total liabilities and stockholders'
 equity                                        $486,487     $367,628
                                           ============= ============

                                Table 2
          American Campus Communities, Inc. and Subsidiaries
           Consolidated & Combined Statements of Operations
  (unaudited, dollars in thousands, except share and per share data)


                                               Three Months Ended
                                                     March 31,
                                           --------------------------
                                                2005         2004
                                           ------------- ------------
Revenues:
  Owned off-campus properties                   $12,489       $7,989
  On-campus participating properties              5,493        5,293
  Third-party development services                  645        1,698
  Third-party management services                   710          372
  Resident services                                 204           --
                                           ------------- ------------
Total revenues                                   19,541       15,352

Operating expenses:
  Owned off-campus properties                     5,136        3,459
  On-campus participating properties              1,875        1,800
     Third-party development and management
      services                                    1,464        1,264
  General and administrative                      1,364          453
  Depreciation and amortization                   3,424        2,259
  Ground lease                                      212          141
                                           ------------- ------------
Total operating expenses                         13,475        9,376
                                           ------------- ------------

Operating income                                  6,066        5,976

Non-operating income and (expenses):
  Interest income                                    58           13
  Interest expense                               (3,808)      (4,281)
  Amortization of deferred financing costs         (246)        (144)
  Other non-operating income                        430           --
                                           ------------- ------------
Total non-operating expenses                     (3,566)      (4,412)
                                           ------------- ------------

Income before taxes, minority interests and
 discontinued operations                          2,500        1,564

Income tax provision                               (102)          --

Minority interests                                  (87)          21
                                           ------------- ------------

Income from continuing operations                 2,311        1,585

Discontinued operations:
  Loss attributable to discontinued
   operations                                        (2)         (55)
  Gain from disposition of real estate            5,883           --
                                           ------------- ------------
    Total discontinued operations                 5,881          (55)
                                           ------------- ------------

Net income                                       $8,192       $1,530
                                           ============= ============

Income per share - basic and diluted              $0.65
                                           =============

Weighted average common shares
 outstanding:
  Basic                                      12,622,145
                                           =============
  Diluted                                    12,769,939
                                           =============

                                Table 3
          American Campus Communities, Inc. and Subsidiaries
                      Calculation of FFO and FFOM
  (unaudited, dollars in thousands, except share and per share data)


                                               Three Months Ended
                                                    March 31,
                                           --------------------------
                                                2005         2004
                                           ------------- ------------
Net income                                       $8,192       $1,530
Minority interests                                   87          (21)
Gain from disposition of real estate             (5,883)          --
Real estate-related depreciation and
 amortization                                     3,326        2,277
                                           ------------- ------------

Funds from Operations ("FFO")                     5,722        3,786

Elimination of operations from on-campus
 participating properties:
  Net income from on-campus participating
   properties                                    (1,310)      (1,285)
  Amortization of investment in on-campus
   participating properties                        (879)        (854)
                                           ------------- ------------
                                                  3,533        1,647

Modifications to reflect operational
 performance of on-campus participating
 properties:
  Our share of net cash flow (a)                    212          175
  Management fees                                   263          273
  On-campus participating properties
   development fees (b)                             230           --
                                           ------------- ------------
  Impact of on-campus participating
   properties                                       705          448
                                           ------------- ------------
Funds from Operations--Modified for
 operational performance of on-campus
 participating properties ("FFOM")               $4,238       $2,095
                                           ============= ============

FFO per share--basic and diluted                  $0.45
                                           =============

FFOM per share
  Basic                                           $0.34
                                           =============
  Diluted                                         $0.33
                                           =============

Weighted average common shares
 outstanding:
  Basic                                      12,622,145
                                           =============
  Diluted                                    12,769,939
                                           =============

(a) 50 percent of the properties' net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.
(b) Development and construction management fees related to the Cullen Oaks Phase II on-campus participating property.

    CONTACT: American Campus Communities, Inc., Austin
             At the Company:
             Brian Nickel, 512-732-1000
             or
             At the Financial Relations Board:
             Georganne Palffy, 312-640-6768